Exhibit 99.1

VERENIUM CORPORATION

INTRODUCTION TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2011 give effect to the disposition of certain assets related to the Company’s oilseed processing business as if it had been consummated at the beginning of the period presented. The accompanying unaudited pro forma consolidated balance sheet as of December 31, 2011 gives effect to the disposition of certain assets related to the Company’s oilseed processing business as if it had been consummated as of December 31, 2011, including the impact of net cash proceeds related to the disposition.

The historical financial information on which the pro forma statements are based is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 5, 2012. The pro forma consolidated financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are subject to a number of assumptions which may not be indicative of the results of operations that would have occurred had the disposition been completed at the dates indicated or what the results will be for any future periods. The unaudited pro forma consolidated statements of operations do not include the gain or loss that the Company may recognize for the sale of certain assets related to the Company’s oilseed processing business if the transaction was completed at the beginning of the periods presented.

VERENIUM CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(In thousands, except per share data)

	Historical	Pro Forma Adjustments		Unaudited Pro Forma
Revenue:
Product	$55,995	473	(a)	$56,468
Collaborative and license	5,272	(985	)(b)	4,287

Total revenue	61,267	(512)		60,755
Operating expenses:
Cost of product revenue	34,481	—	(c)	34,481
Research and development	10,986	(1,902	)(d)	9,084
Selling, general and administrative	19,365	(1,739	)(e)	17,626
Restructuring charges	2,943	—		2,943

Total operating expenses	67,775	(3,641)		64,134

Loss from operations	(6,508)	3,128		(3,380)
Other income and expenses:
Interest and other income, net	56	37	(f)	93
Interest expense	(3,062)			(3,062)
Gain on debt extinguishment upon repurchase of convertible notes	15,349			15,349
Loss on net change in fair value of derivative assets and liabilities	(964)			(964)

Total other income and (expenses), net	11,379	37		11,416
Net income from continuing operations before income taxes	4,871	3,166		8,037
Income tax benefit	368	—		368

Net income from continuing operations	$5,239	$3,166		$8,405

Net loss from discontinued operations	(112)			(112)

Net income attributed to Verenium Corporation	$5,127	$3,166		$8,293

Net income (loss) per share, basic and diluted:
Continuing operations	$0.42	$0.25		$0.67

Discontinued operations	$(0.01)	$—		$(0.01)

Attributed to Verenium Corporation	$0.41	$0.25		$0.66

Weighted average shares used in calculating basic and diluted net income (loss) per share	12,608	12,608		12,608

a)	Adjustment to revenue represents the reduction in product revenue recognized for Purifine and the alpha-amylase enzyme product and an increase associated with the supply agreement resulting in manufacturing revenue. During 2011, the xylanase enzyme was not sold in the food and beverage market, therefore we made no adjustments to the xylanase enzyme reported revenue.
(b)	Adjustment to collaborative revenue reflects decrease for partner reimbursements of 50% under the partnership agreements assumed by DSM.
(c)	In accordance with the asset purchase agreement and related supply agreement, cost of goods sold were not adjusted as cost of goods sold would have remained with the Company under the supply agreement.
(d)	Adjustment to show the removal of direct research and development expenses from the Company’s results which were related to partnership agreements assumed by DSM. Other non-direct research and development expenses have not been removed, and are included in the Company’s operations on a pro forma basis.
(e)	Adjustment to show the removal of direct selling, general and administrative expenses from the Company’s results. Other non-direct selling, general and administrative expenses have not been removed, and are included in the Company’s operations on a pro forma basis.
(f)	Adjustment to show interest earned on net proceeds based on 2011 realized interest rates as if the transaction had occurred on January 1, 2011.

VERENIUM CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2011

(In thousands, except par value)

	Historical	Pro Forma Adjustments		Unaudited Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$28,759	$34,000	(g)	$62,759
Restricted cash	5,000			5,000
Accounts receivable, net of allowance for doubtful accounts of $0.1 million	11,371	179	(h)	11,550
Inventories, net	6,323	—	(i)	6,323
Prepaid expenses and other current assets	2,396	(388	)(j)	2,008

Total current assets	53,849	33,791		87,640
Property and equipment, net	7,806	—	(k)	7,806
Restricted cash	3,200			3,200
Other long term assets	482			482

Total assets	$65,337	$33,791		$99,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,543			$8,543
Accrued expenses	6,123	(484	)(j)	5,639
Deferred revenue	4,137	(808	)(j)	3,329
Accrued restructuring	396			396
Convertible debt, at carrying value (face value of $34.9 million)	34,851			34,851
Current liabilities of discontinued operations	436			436

Total current liabilities	54,486	(1,292)		53,194
Other long term liabilities	889	(198)		691
Long term liabilities of discontinued operations	17			17

Total liabilities	55,392	(1,490)		53,902
Stockholders’ equity:
Preferred stock—$0.001 par value; 5,000 shares authorized,no shares issued and outstanding	—			—
Common Stock—$0.001 par value; 245,000 shares authorized; 12,611 shares issued and outstanding	12			12
Additional paid-in capital	610,781			610,781
Accumulated deficit	(600,848)	35,281	(j)	(565,567)

Total stockholders’ equity	9,945	35,281		45,226

Total liabilities and stockholders’ equity	$65,337	$33,791		$99,128

(g)	Adjustment is recorded to reflect net cash that the Company estimates it would have received as consideration if the transaction was completed on December 31, 2011. The purchase price of $37.0 million has been reduced by estimated transaction-related expenses.
(h)	Adjustment to accounts receivable reflects receivables under the supply agreement and outstanding receivables related to transition services agreement.
(i)	In accordance with the asset purchase agreement, the Company will continue to manufacture the products of the sold business, as such all inventory remains included in the Company’s historical consolidated balance sheet.
(j)	Adjustments are recorded to reflect the disposition of the oilseed business assets and liabilities as of December 31, 2011 included in the Company’s historical consolidated financial statements.
(k)	All property and equipment sold have a net book value of zero, and as such, no adjustment is required.